NEWS RELEASE KingThomason Group, Inc. 2600 Old Crow Canyon Road 201 San Ramon, CA 94583 TRADED: OTC-BB SYM: KGTH	For Further Information: At the Company Thomas E. "Tim" King 877-540-5484

FOR IMMEDIATE RELEASE

KingThomason Group Secures $6 Million Equity Commitment
From Fusion Capital Fund

San Ramon, California, October 19, 2004. KingThomason Group, Inc. today reported that it has entered into a contract with Fusion Capital Fund II, LLC to provide KingThomason with up to $6,000,000 in capital through a Common Stock Purchase Agreement covering a period of up to 30 months. Specifically, after the Securities & Exchange Commission has declared effective a registration statement, each month the Company has the right to sell to Fusion Capital $200,000 of its common stock at a purchase price based upon the market price of its common stock on the date of each sale without any fixed discount to the market price. At the Company’s sole option, Fusion Capital can be required to purchase lesser or greater amounts of common stock each month up to $6.0 million in the aggregate. The Company has the right to control the timing and the amount of stock sold to Fusion Capital. KingThomason also has the right to terminate the agreement at any time without any additional cost.

Commenting on the transaction Thomas E. “Tim” King, President and Chief Executive Officer said, ”The flexibility of this financing is ideal for a financial services company such as ours where capital needs increase proportionally with the increase in our patient-pay, medical accounts receivable credit card portfolio. A more detailed description of the transaction can be found in KingThomason’s recently filed SEC Form 8-K.

About KingThomason Group
KingThomason is composed of two operating divisions. The Financial Services Division is a credit card based provider and manager of past due, patient-pay, accounts receivable for physicians and hospitals. The Healthcare Insurance Products Division is an interactive internet provider of proprietary affordable healthcare insurance products.

About Fusion Capital Fund II, LLC
Fusion Capital Fund II, LLC is a broad based investment fund, based in Chicago, Illinois. Fusion Capital makes a wide range of investments ranging from special situation financing to long-term strategic capital.

Statements in this press release that are not strictly historical are "forward-looking" statements within the meaning of the Safe Harbor provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties, including, but not limited to, continued acceptance of the Company's products and services in the marketplace, regulatory and competitive factors, new products and technological changes, the Company's dependence upon third-party suppliers, and other risks detailed from time to time in the Company's Form 10-K and other regularly filed reports.

Exhibit 99.1